HENRY SCHEIN
                                 NEWS RELEASE
        Henry Schein, Inc. - 135 Duryea Road - Melville, New York 11747

                                     FOR:     Henry Schein, Inc.
                                     CONTACT: Steven Paladino
                                              Executive Vice President and
                                              Chief Financial Officer
                                              steven.paladino@henryschein.com
                                              (631) 843-5500

                                              Susan Vassallo
                                              Director, Corporate Communications
                                              susan.vassallo@henryschein.com
FOR IMMEDIATE RELEASE                         (631) 843-5562


                       HENRY SCHEIN REPORTS THIRD QUARTER
                 DILUTED EPS FROM CONTINUING OPERATIONS OF $0.41

      Provides updated 2005 EPS guidance and introduces guidance range for
                           Fluvirin vaccine business


MELVILLE, N.Y. - Oct. 25, 2005 - Henry Schein, Inc. (Nasdaq: HSIC), the largest provider of healthcare products and services to office-based practitioners in the combined North American and European markets, today reported financial results for the quarter ended September 24, 2005. The Company announced that, during the third quarter, a decision was reached to divest its Hospital Supply business (see below and Exhibit A for details).
         Net sales from continuing operations for the third quarter of 2005 were $1.13 billion, an increase of 13.3% from the third quarter of 2004 (See Exhibit B for details of sales growth). This increase includes 13.1% local currency growth (7.2% internally generated and 5.9% from acquisitions) and 0.2% related to foreign currency exchange. Third quarter net income from continuing operations was $36.4 million and earnings per diluted share from continuing operations was $0.41, both representing increases of 17.1% compared with the prior-year quarter.
         "We are very pleased with the quarter's financial results, highlighted by record third quarter net sales with particular strength in our North American Dental and Medical businesses," commented Stanley M. Bergman, Chairman and Chief Executive Officer of Henry Schein.
         For the quarter, Dental sales increased 15.8%, including 15.3% growth in local currencies (8.9% internally generated and 6.4% from acquisitions) and 0.5% related to foreign currency exchange. Of the 15.3% local currency growth, Dental consumable merchandise sales increased 12.2% (5.7% internal growth, 6.5% acquisition growth) and Dental equipment sales and service revenues were up 26.6% (20.6% internal growth, 6.0% acquisition growth).
        "We are delighted to report double-digit sales growth in our Dental Group, which we have achieved for the past nine consecutive quarters," explained Mr. Bergman. "We continue to gain significant market share in the North American dental market as the result of our Privileges customer loyalty program, strategic acquisitions, expansion of our product offering, and the investments we have made in field sales force training.


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


        "Our Dental business is further strengthened by our initiatives in e-commerce and information technology, and our market leading dental practice management software and clinical applications," continued Mr. Bergman.
         Medical sales from continuing operations increased 8.4% during the third quarter (6.8% internal growth, 1.6% acquisition growth), reflecting an acceleration of growth from recent quarters. "Medical sales from continuing operations for the current and prior year quarters did not include any sales of Chiron's Fluvirin influenza vaccine," added Mr. Bergman.
         The Company noted that it has entered into a three-year extension of its agreement with Chiron Corporation (Nasdaq: CHIR). "With this agreement and our previously announced agreement with ID Biomedical Corporation (TSX: IDB;
Nasdaq: IDBE), we estimate to have available between 10 and 15 million doses of influenza vaccine for our customers in 2006. This will further solidify our position as a reliable source of influenza vaccine for healthcare providers across the country," said Mr. Bergman.
         Commenting on the planned divestiture of the Hospital Supply business, he added, "The Hospital business does not focus on our core customer, namely the office-based practitioner, and therefore provides little or no synergies with our core operations. This divestiture will also enhance our management team's focus on our core businesses."
         International sales increased 16.8%, including 16.7% growth in local currencies (5.7% internally generated and 11.0% from acquisitions) and 0.1% due to foreign currency exchange.
         "Third quarter International internal growth in local currencies also accelerated from recent quarters, and reflects particular strength in France, Spain, Portugal, the U.K., and Australia," commented Mr. Bergman. "Total International growth also reflects acquisitions in Australia and New Zealand, as well as Demedis Group operations in Austria. We are pleased with our integration accomplishments since completing the purchase of Demedis businesses in Germany, Italy and the Benelux countries and look forward to further growth and synergies in those markets."
         Technology and Value-Added Services sales were slightly ahead of prior year. The electronic services business continued its strong double-digit growth trend, which was offset by lower software sales. "Our leading presence in the practice management software arena continues to provide excellent opportunities for sales of high-tech equipment such as digital x-ray," commented Mr. Bergman. "These high-tech equipment sales are reported as part of our Dental equipment sales."
        Mr. Bergman noted that although the recent Gulf Coast hurricanes had a negative impact on operations, it was estimated to be immaterial to the Company's third quarter financial results. He added, "I am particularly proud of the response by our Team Schein Members to the devastation across the Gulf Coast region. As we have responded to past catastrophes, we rapidly reactivated our disaster relief hotline for dentists, physicians and veterinarians who have operational, logistical or financial issues. We shipped emergency medical supplies in support of the disaster relief effort, and worked with state and local authorities, as well as national relief agencies to expedite delivery of these products.


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        "As an example, in the Houston, Texas region, local health agencies, in anticipation of power outages during Hurricane Rita, requested Henry Schein to retrieve and store vaccines until the storm passed," continued Mr. Bergman. "We were, of course, willing and able to comply; and returned the vaccines safely
once the storm had abated.   We also worked closely with the Centers for Disease
Control and Prevention to get essential vaccines, such as tetanus and diphtheria vaccines, to areas in need.
        "In addition, from September 22 through October 9 'Tomorrow's Dental Office - Today!,' our joint project with the American Dental Association, was dispatched to Mississippi to help meet pressing dental needs of the area's residents," said Mr. Bergman. "This is a fully-functional, technology-driven dental office of the future that has been used in community outreach before, typically in conjunction with major dental meetings where we can demonstrate to dentists the value of this technology to their practices. In these extraordinary circumstances, we are happy to see its capabilities put to such worthwhile use."

Discontinued Operation
        During the quarter, the Company reached a decision to divest its Hospital Supply business. The Hospital Supply business accounted for approximately $37 million in net sales and a loss from discontinued operations of approximately $10 million or $0.12 per diluted share in the third quarter (see Exhibit A). This loss includes a write-down of long-lived assets of approximately $7 million or $0.08 per diluted share. The Company also expects to report an additional loss from discontinued operations upon the completion of a sale of the Hospital Supply business.

Stock Repurchase Plan
         In June 2004 the Company announced a share repurchase program of up to $100 million worth of common stock, under which 150,000 shares were repurchased during the third quarter at an average price of $40.72 per share. The impact of the repurchase of shares under this program on third quarter diluted EPS was immaterial.

2005 EPS Guidance
         Henry Schein expects 2005 diluted EPS from continuing operations in the range of $1.75 to $1.77 excluding the impact of any Fluvirin(R) influenza vaccine for the current influenza season from Chiron Corporation. This represents 17%-18% growth over 2004 diluted EPS from continuing operations, excluding the previously disclosed $0.10 one-time charge in 2004 related to the Fluvirin contract.
         In addition, Henry Schein currently estimates that it will receive between 2 million and 4 million doses of Fluvirin during the fourth quarter. If these doses are received, the Company expects incremental diluted EPS from sales of Fluvirin vaccine of between $0.02 and $0.06 in the fourth quarter.


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         Henry Schein notes that all 2005 guidance does not include the impact of expensing of stock options (per Financial Accounting Standards No. 123(R)), which has been delayed until 2006, and that all 2005 guidance is for current continuing operations including completed acquisitions, and does not include the impact of potential future acquisitions.

Third Quarter Conference Call Webcast
         The Company will hold a conference call to discuss third quarter financial results today, beginning at 10:00 a.m. Eastern time. Individual investors are invited to listen to the conference call over the Internet through Henry Schein's Web site at www.henryschein.com. In addition, a replay will be available beginning shortly after the call has ended.

About Henry Schein
         Henry Schein, a Fortune 500(R) company, is recognized for its excellent customer service and highly competitive prices. The Company's four business groups - Dental, Medical, International and Technology - serve more than 475,000 customers worldwide, including dental practices and laboratories, physician practices and veterinary clinics, as well as government and other institutions. The Company's sales from continuing operations reached a record $3.9 billion in 2004. The Company operates through a centralized and automated distribution network, which provides customers in more than 125 countries with a comprehensive selection of over 160,000 national and Henry Schein private-brand products.
         Henry Schein also offers a wide range of innovative value-added practice solutions for healthcare professionals, such as ArubA(R), the Company's electronic catalog and ordering system. Our leading practice-management software solutions have been installed in more than 50,000 practices -- DENTRIX(R) and Easy Dental(R) for dental practices, and AVImark(R) for veterinary clinics.
         Headquartered in Melville, N.Y., Henry Schein employs nearly 11,000 people and has operations in 19 countries. For more information, visit the Henry Schein Web site at www.henryschein.com.

         In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. All forward-looking statements made by us are subject to risks and uncertainties and are not guarantees of future performance. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance and achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These statements are identified by the use of such terms as "may," "could," "expect," "intend," "believe," "plan," "estimate," "forecast," "project," "anticipate" or other comparable terms. A full discussion of the Company's operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the Company has filed with the SEC and will be contained in all subsequent periodic filings made with the SEC. These documents identify in detail important risk factors that could cause the Company's actual performance to differ materially from current expectations.


                                        -4-
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


         Risk factors and uncertainties that could cause actual results to differ materially from current and historical results include, but are not limited to: competitive factors; changes in the healthcare industry; changes in government regulations that affect the Company; financial risks associated with the Company's international operations; fluctuations in quarterly earnings; transitional challenges associated with acquisitions; regulatory and litigation risks; the dependence on the Company's continued product development, technical support and successful marketing in the technology segment; the Company's dependence upon sales personnel and key customers; the Company's dependence on its senior management; the Company's dependence on third parties for the manufacture and supply of its products; possible increases in the cost of shipping the Company's products or other service trouble with the Company's third-party shippers; risks from rapid technological change; and risks from potential increases in variable interest rates.

        The order in which these factors appear should not be construed to indicate their relative importance or priority. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty and has no obligation to update forward-looking statements.


                                        -5-
                                (TABLES TO FOLLOW)

                                  HENRY SCHEIN, INC.
                           CONSOLIDATED STATEMENTS OF INCOME
                         (in thousands, except per share data)
                                      (unaudited)



                                                                Three Months Ended             Nine Months Ended
                                                            --------------------------    --------------------------
                                                           September 24,  September 25,  September 24,  September 25,
                                                                2005           2004           2005           2004
                                                            -----------    -----------    -----------    -----------
Net sales ................................................  $ 1,125,363    $   993,100    $ 3,292,788    $ 2,742,363
Cost of sales ............................................      808,632        723,860      2,353,327      2,002,228
                                                            -----------    -----------    -----------    -----------
       Gross profit ......................................      316,731        269,240        939,461        740,135
Operating expenses:
    Selling, general and administrative ..................      253,593        216,505        747,608        580,630
                                                            -----------    -----------    -----------    -----------
       Operating income ..................................       63,138         52,735        191,853        159,505
Other income (expense):
    Interest income ......................................        1,941          1,243          4,469          4,967
    Interest expense .....................................       (6,977)        (6,138)       (18,286)       (12,014)
    Other, net ...........................................        1,028            118            915            448
                                                            -----------    -----------    -----------    -----------
       Income from continuing operations before
        taxes, minority interest and equity in
        earnings of affiliates ...........................       59,130         47,958        178,951        152,906
Taxes on income ..........................................      (21,580)       (17,714)       (65,755)       (56,593)
Minority interest in net loss (income) of subsidiaries ...       (1,249)            72         (3,776)        (1,707)
Equity in earnings of affiliates .........................           79            746            514          1,331
                                                            -----------    -----------    -----------    -----------
Income from continuing operations ........................       36,380         31,062        109,934         95,937

Discontinued operation:
    Income (loss) from operations of discontinued
       component (including write-down of long-lived
       assets of $11.9 million)...........................      (16,869)           750        (17,180)         4,569
    Income tax benefit (expense)..........................        6,916           (308)         6,872         (1,873)
                                                            -----------    -----------    -----------    -----------
    Income (loss) on discontinued operation                      (9,953)           442        (10,308)         2,696
                                                            -----------    -----------    -----------    -----------
Net Income                                                  $    26,427    $    31,504    $    99,626    $    98,633
                                                            ===========    ===========    ===========    ===========

Earnings from continuing operations per share:
    Basic ................................................  $      0.42    $      0.36    $      1.26    $      1.10
                                                            ===========    ===========    ===========    ===========
    Diluted ..............................................  $      0.41    $      0.35    $      1.23    $      1.07
                                                            ===========    ===========    ===========    ===========

Earnings (loss) from discontinued operation per share:
    Basic ................................................  $     (0.12)    $     0.00    $     (0.11)    $     0.03
                                                            ===========    ===========    ===========    ===========
    Diluted ..............................................  $     (0.12)    $     0.00    $     (0.11)   $      0.03
                                                            ===========    ===========    ===========    ===========

Earnings per share:
    Basic ................................................  $      0.30    $      0.36    $      1.15    $      1.13
                                                            ===========    ===========    ===========    ===========
    Diluted ..............................................  $      0.29    $      0.35    $      1.12    $      1.10
                                                            ===========    ===========    ===========    ===========


Weighted-average common shares outstanding:
    Basic ................................................       87,232         87,040         86,975         87,474
                                                            ===========    ===========    ===========    ===========
    Diluted ..............................................       89,571         88,989         89,178         89,767
                                                            ===========    ===========    ===========    ===========

Note: The above prior period amounts from operations have been revised to reflect the discontinued operation presentation.

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


                                                HENRY SCHEIN, INC.
                                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands, except share and per share data)


                                                                                      September 24,   December 25,
                                                                                           2005           2004
                                                                                       -----------    -----------
                                                                                       (unaudited)
ASSETS
Current assets:
    Cash and cash equivalents ..................................................       $   220,077    $   186,621
    Available-for-sale securities...............................................             8,425            --
    Accounts receivable, net of reserves of $49,100 and $44,852 ................           612,040        554,666
    Inventories ................................................................           483,281        486,494
    Deferred income taxes ......................................................            29,474         28,795
    Prepaid expenses and other .................................................           129,256        174,167
                                                                                       -----------    -----------
            Total current assets ...............................................         1,482,553      1,430,743
Property and equipment, net ....................................................           180,878        176,103
Goodwill .......................................................................           630,719        627,215
Other intangibles, net .........................................................           124,680        129,285
Investments and other ..........................................................            62,792         70,324
                                                                                       -----------    -----------
            Total assets .......................................................       $ 2,481,622    $ 2,433,670
                                                                                       ===========    ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable ...........................................................       $   343,653    $   367,213
    Bank credit lines ..........................................................             2,764          5,969
    Current maturities of long-term debt .......................................             8,047          3,906
    Accrued expenses:
       Payroll and related .....................................................            86,798         89,431
       Taxes ...................................................................            57,721         70,970
       Other ...................................................................           136,019        156,410
                                                                                       -----------    -----------
            Total current liabilities ..........................................           635,002        693,899
Long-term debt .................................................................           513,592        525,682
Deferred income taxes ...........................................................           69,459         66,599
Other liabilities ..............................................................            52,364         28,999

Minority interest ..............................................................            11,856         12,438
Commitments and contingencies

Stockholders' equity:
   Preferred stock, $.01 par value, 1,000,000 shares authorized,
       none outstanding ........................................................               --             --
   Common stock, $.01 par value, 240,000,000 shares authorized,
       87,423,700 outstanding on September 24, 2005 and
       120,000,000 shares authorized, 86,650,428 outstanding on
       December 25, 2004 .......................................................               874            867
   Additional paid-in capital ..................................................           475,198        445,573
   Retained earnings ...........................................................           698,868        615,265
   Accumulated other comprehensive income ......................................            24,773         44,785
   Deferred compensation .......................................................              (364)          (437)
                                                                                       -----------    -----------
            Total stockholders' equity .........................................         1,199,349      1,106,053
                                                                                       -----------    -----------
            Total liabilities and stockholders' equity .........................       $ 2,481,622    $ 2,433,670
                                                                                       ===========    ===========


Note: The above includes $44.8 million of accounts receivable, net of reserves, and $16.2 million of inventories, net of reserves, related to a discontinued component that is held-for-sale as of September 24, 2005.

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

                                                 HENRY SCHEIN, INC.
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                   (in thousands)
                                                    (unaudited)
                           For the Periods Ended September 24, 2005 and September 25, 2004

                                                                                           Three Months Ended
                                                                                       --------------------------
                                                                                           2005           2004
                                                                                       -----------    -----------

Cash flows from operating activities:
    Net income .................................................................       $    26,427    $    31,504
     Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
           Depreciation and amortization .......................................            14,199         13,247
           Impairment from write-down of long-lived assets .....................            11,928            --
           Provision for losses on trade and other accounts receivable .........             5,685            636
           Deferred income taxes ...............................................            (3,456)          (197)
           Stock issued to 401(k) plan .........................................             3,223          2,805
           Undistributed earnings of affiliates ................................               (79)          (746)
           Minority interest in net income (loss) of subsidiaries ..............             1,249            (72)
           Other ...............................................................             1,058          3,945
           Changes in operating assets and liabilities, net of acquisitions:
                 Accounts receivable ...........................................           (36,579)       (18,119)
                 Inventories ...................................................            12,862         10,874
                 Other current assets ..........................................             7,637         (5,211)
                 Accounts payable and accrued expenses .........................            (3,187)       (38,813)
                                                                                       -----------    -----------
Net cash provided by (used in) operating activities.............................            40,967           (147)
                                                                                       -----------    -----------
Cash flows from investing activities:
     Purchases of fixed assets .................................................           (14,171)       (10,898)
     Payments for business acquisitions, net of cash acquired ..................            (3,796)        26,730   (1)
     Payments related to pending business acquisitions .........................               --             --
     Purchases of available-for-sale securities ................................            (8,425)           --
     Proceeds from sales of marketable securities ..............................               --             --
     Proceeds from settlement of note receivable ...............................            11,779            --
     Net proceeds from (payments for) foreign exchange
      forward contract settlements .............................................             8,115         (2,538)
     Other .....................................................................             2,460          2,172
                                                                                       -----------    -----------
Net cash provided by (used in) investing activities ............................            (4,038)        15,466
                                                                                       -----------    -----------
Cash flows from financing activities:
     Proceeds from issuance of long-term debt ..................................               --         240,000
     Payments for debt issuance costs ..........................................               --          (5,154)
     Net payments for bank borrowings ..........................................            (1,472)      (236,776)
     Repayments of debt assumed in business acquisitions .......................               --         (21,939)
     Principal payments for long-term debt .....................................            (2,913)        (1,354)
     Proceeds from issuance of stock upon exercise of stock options ............             6,225          1,375
     Payments for repurchases of common stock ..................................            (6,108)       (24,702)
     Other .....................................................................            (3,055)          (283)
                                                                                       -----------    -----------
Net cash provided by (used in) financing activities ............................            (7,323)       (48,833)
                                                                                       -----------    -----------
Net change in cash and cash equivalents ........................................            29,606        (33,514)
Effect of exchange rate changes on cash and cash equivalents ...................             3,363            148
Cash and cash equivalents, beginning of period .................................           187,108        106,337
                                                                                       -----------    -----------
Cash and cash equivalents, end of period .......................................       $   220,077    $    72,971
                                                                                       ===========    ===========


                                                                                            Nine Months Ended
                                                                                       --------------------------
                                                                                           2005           2004
                                                                                       -----------    -----------

Cash flows from operating activities:
    Net income .................................................................       $    99,626    $    98,633
     Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
           Depreciation and amortization .......................................            42,547         33,231
           Impairment from write-down of long-lived assets .....................            11,928            --
           Provision for losses on trade and other accounts receivable .........             5,635          1,789
           Deferred income taxes ...............................................             1,183          3,199
           Stock issued to 401(k) plan .........................................             3,223          2,805
           Undistributed earnings of affiliates ................................              (514)        (1,331)
           Minority interest in net income (loss) of subsidiaries ..............             3,776          1,707
           Other ...............................................................             1,068          4,033
           Changes in operating assets and liabilities, net of acquisitions:
                 Accounts receivable ...........................................           (41,645)       (33,052)
                 Inventories ...................................................            34,125        (10,276)
                 Other current assets ..........................................            41,652          4,487
                 Accounts payable and accrued expenses .........................           (89,022)       (46,756)
                                                                                       -----------    -----------
Net cash provided by (used in) operating activities.............................           113,582         58,469
                                                                                       -----------    -----------
Cash flows from investing activities:
     Purchases of fixed assets .................................................           (36,204)       (24,687)
     Payments for business acquisitions, net of cash acquired ..................           (58,548)      (152,029)
     Payments related to pending business acquisitions .........................               --         (13,489)
     Purchases of available-for-sale securities ................................            (8,425)           --
     Proceeds from sales of marketable securities ..............................               --          14,472
     Proceeds from settlement of note receivable ...............................            11,779            --
     Net proceeds from (payments for) foreign exchange
      forward contract settlements .............................................            23,630         (3,221)
     Other .....................................................................               573         (1,133)
                                                                                       -----------    -----------
Net cash provided by (used in) investing activities ............................           (67,195)      (180,087)
                                                                                       -----------    -----------
Cash flows from financing activities:
     Proceeds from issuance of long-term debt ..................................               --         240,000
     Payments for debt issuance costs ..........................................              (650)        (5,154)
     Net payments for bank borrowings ..........................................            (2,888)        (6,081)
     Repayments of debt assumed in business acquisitions .......................               --        (135,718)
     Principal payments for long-term debt .....................................            (5,478)        (3,064)
     Proceeds from issuance of stock upon exercise of stock options ............            25,278         19,253
     Payments for repurchases of common stock ..................................           (27,117)       (70,666)
     Other .....................................................................            (3,614)          (789)
                                                                                       -----------    -----------
Net cash provided by (used in) financing activities ............................           (14,469)        37,781
                                                                                       -----------    -----------
Net change in cash and cash equivalents ........................................            31,918        (83,837)
Effect of exchange rate changes on cash and cash equivalents ...................             1,538           (543)
Cash and cash equivalents, beginning of period .................................           186,621        157,351
                                                                                       -----------    -----------
Cash and cash equivalents, end of period .......................................       $   220,077    $    72,971
                                                                                       ===========    ===========

NOTE: Certain prior period amounts have been reclassified to conform with the current period presentation.

(1) Primarily reflects proceeds received from the divestiture of DentalMV Gmbh in July 2004, as previously disclosed in our Q2 2004 Form 10-Q, which was treated as a reduction of purchase price of the Demedis Group acquired in June
2004.

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

Exhibit A

                                                 Henry Schein, Inc.
                                     Discontinued Operation 2005 Quarterly Results
                                                    (unaudited)


                                                             Q1              Q2             Q3            YTD Q3
                                                            2005            2005           2005            2005
                                                        ------------    -----------    ------------    ------------

Net Sales                                               $     38,413    $    37,192    $     37,306    $    112,911

Income (loss) from discontinued operation (including
    in Q3 a write-down of long-lived assets of $7.0
    million, after tax)                                          407           (762)         (9,953)        (10,308)

Earnings (loss) from discontinued operation per share:
    Basic                                                       0.00           0.00           (0.12)          (0.11)
    Diluted                                                     0.00           0.00           (0.12)          (0.11)


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Exhibit B

                                                 Henry Schein, Inc.
                                                 2005 Third Quarter
                                             Sales Growth Rate Summary
                                             From Continuing Operations
                                                    (unaudited)


                                               Q3 2005 over Q3 2004
                                               --------------------


                                               Consolidated      Dental         Medical     International    Technology
                                               ------------    -----------    ------------  -------------   ------------

Internal                                             7.2%           8.9%            6.8%          5.7%            0.3%

Acquisitions                                         5.9%           6.4%            1.6%         11.0%             --
                                               ------------    -----------    ------------  -------------   ------------
     Local Currency Sales Growth                    13.1%          15.3%            8.4%         16.7%            0.3%

Foreign Currency Exchange                            0.2%           0.5%             --           0.1%            0.3%
                                               ------------    -----------    ------------  -------------   ------------
     Total Sales Growth                             13.3%          15.8%            8.4%         16.8%            0.6%
                                               ============    ===========    ============  =============   ============

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